Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ISSUES REVISED GUIDANCE
 FOR ITS 2010 FISCAL YEAR

Long Beach, California (September 13, 2010) – Molina Healthcare, Inc. (NYSE:MOH) today announced its revised guidance for 2010.  For the year ended December 31, 2010, the Company currently expects the financial results shown below (all amounts are approximate):

Earnings per diluted share	$1.70
Net income	$47.1 million
Premium revenue	$4.0 billion
Service revenue	$92.5 million
Investment income	$6.3 million
Medical care costs	$3.4 billion
Medical care costs as a percentage of premium revenue	85.4%
Service costs	$72.4 million
Service revenue ratio	78.3%
General and administrative (G&A) expense	$325.3 million
G&A ratio	8.0%
Premium tax expense	$141.7 million
Depreciation	$29.9 million
Amortization	$18.1 million
Interest expense	$16.0 million
Income tax expense	$28.9 million
Effective tax rate	38.0%
Diluted shares outstanding, year ended December 31, 2010	27.7 million
Diluted shares outstanding, quarter ended September 30, 2010	28.3 million
Diluted shares outstanding, quarter ended December 31, 2010	30.5 million

The Company will host an Investor Day conference at the Le Parker Meridien Hotel in New York City on Tuesday, September 14, 2010, from 12:30 p.m. to 4:30 p.m. Eastern Time.  The Company’s conference presentations will include discussions by management regarding corporate strategy, market factors, health care reform, and expected results for fiscal year 2010.  The Company will webcast the presentations offered by its management team, which presentations will be followed by question-and-answer sessions.  A link to this webcast can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.  A 30-day online replay of the Investor Day meeting will be available approximately one hour following the conclusion of the live webcast.

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MOH Issues Revised Guidance For Its 2010 Fiscal Year

September 13, 2010

About Molina Healthcare
Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.5 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” regarding the Company’s expected full-year 2010 financial results.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:
■
budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current payment rates, benefit packages, or membership eligibility thresholds and criteria;

■
uncertainties regarding the impact of the recently enacted Patient Protection and Affordable Care Act, including the funding provisions related to health plans, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

■	management of our medical costs, including normal season flu patterns and rates of utilization that are consistent with our expectations;
■	the accurate estimation of incurred but not reported medical costs across our health plans;
■
retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including our ability to retain expected Medicaid pharmaceutical rebates of approximately $800,000 per month through December 2010;

■	the continuation and renewal of the government contracts of our health plans;
■	the integration of Molina Medicaid Solutions, including its employees, systems, and operations;
■	the retention and renewal of the Molina Medicaid Solutions’ state government contracts on terms consistent with our expectations;
■	the accuracy of our operating cost and capital outlay projections for Molina Medicaid Solutions;
■
the timing of receipt and recognition of revenue and the amortization of expense under our various state contracts held by Molina Medicaid Solutions, including the state of Idaho’s acceptance of the MMIS effective November 1, 2010;

■
cost recovery efforts by the state of Michigan from Michigan health plans with respect to allegedly incorrect statewide rates and enrollment errors, and the maintenance of Michigan premium rates for the new contract year commencing October 1, 2010;

■	the implementation of the expected 2% premium rate increase in California effective October 1, 2010;
■	government audits and reviews;
■	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive;
■	up-coding by providers or billing in a manner at material variance with historic patterns;
■	approval by state regulators of dividends and distributions by our subsidiaries;
■	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
■	high dollar claims related to catastrophic illness;
■	the favorable resolution of litigation or arbitration matters;
■	restrictions and covenants in our credit facility;
■	the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment;
■	the relatively small number of states in which we operate health plans and the impact on the consolidated entity of adverse developments in any single health plan;
■	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
■	a state’s failure to renew its federal Medicaid waiver;
■	an unauthorized disclosure of confidential member information;
■	changes generally affecting the managed care or Medicaid management information systems industries;
■	general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of September 13, 2010, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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